EXHIBIT 99.1

ENG Reports Q1 2022 Results

Investor Conference Call Scheduled Today at 9:00 am Eastern

HOUSTON, TX, May 5, 2022 – ENG (NASDAQ:ENG), a leading provider of innovative project delivery solutions for the energy industry, today announced that, for the first quarter ended March 26, 2022, it reported a net loss of $3,620,000, or $(.10) per share, on revenue of $7,366,000, compared to net income of $46,000, or $.00 per share, on revenue of $12,449,000 for the first quarter ended March 27, 2021.

“While our first quarter 2022 financial performance was still adversely affected by the lingering disruptions to our business caused by COVID-19," said chief executive Mark Hess, "we see solid signs that these disruptions are fading and that we are well-positioned to make a turnaround this year.

"Thus far in the second quarter,” he explained, “many more of our customers are back in the office, we are meeting with them regularly, and more projects are being planned and funded. As a result, our backlog has increased sharply over the first quarter and our new on-site construction service is poised to make a meaningful contribution to our revenue in Q2.  April bookings exceeded bookings for the entire first quarter, and it was the single highest month of bookings since 2019. Our backlog has increased two consecutive quarters from $8.4M, as of the third quarter of 2021, to $13.3M as of the end of first quarter of 2022.”

“Also, as we announced last week, our engagement to design, engineer and fabricate a major renewable aviation fuels and renewable diesel plant is awaiting a final investment decision by our client, and we expect our scope to be around $100 million if this project is approved.

“We’re also proud of our recent contracts from the Defense Logistics Agency as well as our new contract to implement a Supervisory Control and Data Acquisition (SCADA) system for a midwestern public school district, and we believe both of these represent fertile areas for similar contracts going forward.

“Lastly, we’re very excited about the improving energy backdrop in both the carbon-based and renewable markets, and are confident that these improving conditions will help ENG capitalize on an assortment of new and lucrative opportunities as 2022 unfolds."

The company’s $5.1 million decrease in quarterly revenue was primarily attributable to the completion of two large commercial projects in 2021. ENG’s $3.7 million decrease in bottom line performance was mainly the result of the decrease in quarterly revenue, a $0.3 million increase in SG&A expenses, and a $1.7 employee retention credit recorded in the first quarter of 2021 with no comparable occurrence in Q1 of 2022.

Cash on hand at March 26, 2022 was $17.7 million with long-term debt of $1.1 million.

Basic and diluted weighted average shares at March 26, 2022 was 35,231,000 and 27,557,000 at March 27, 2021.

The following is a summary of the income statement for the three months ended March 26, 2022 and March 27, 2021:

(amounts in thousands)	Three months ended March 26, 2022	Three months ended March 27, 2021
Revenue	$7,366	$12,449
Gross Profit (Loss)	(658)	1,004
Selling, General and Administrative Expenses	2,843	2,561
Operating Loss	(3,501)	(1,557)
Net Income (Loss)	(3,620)	46

The following table illustrates the composition of the company's revenue and profitability for its operations for the three months ended March 26, 2022 and March 27, 2021:

	Three Months Ended				Three Months Ended
(amounts in thousands)	March 26, 2022				March 27, 2021
Segment	Total Revenue	% of Total Revenue	Gross Profit (Loss) Margin	Operating Profit (Loss) Margin	Total Revenue	% of Total Revenue	Gross Profit Margin	Operating Loss Margin

Commercial	$5,403	73.4%	(17.1)%	(44.7)%	$10,048	80.7%	9.1%	(3.8)%
Government Services	1,963	26.6%	13.6%	2.4%	2,401	19.3%	3.7%	(5.0)%
Consolidated	7,366	100.0%	(8.9)%	(47.5)%	12,449	100.0%	8.1%	(12.5)%

The following table presents certain balance sheet items as of March 26, 2022 and December 25, 2021:

(amounts in thousands)	As of March 26, 2022	As of December 25, 2021
Cash	$17,698	$19,202
Working capital	22,781	26,263

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ENGlobal Corporation

Condensed Consolidated Statements of Operations

(Unaudited)

(amounts in thousands, except per share data)

	For the Three Months Ended
	March 26, 2022	March 27, 2021
Operating revenues	$7,366	$12,449
Operating costs	8,024	11,445
Gross profit (loss)	(658)	1,004

Selling, general and administrative expenses	2,843	2,561
Operating loss	(3,501)	(1,557)

Other income (expense):
Other income, net	10	1,684
Interest expense, net	(51)	(58)
Income (loss) from operations before income taxes	(3,542)	69

Provision for federal and state income taxes	78	23

Net income (loss)	(3,620)	46

Basic and diluted income (loss) per common share:	$(0.10)	$0.00

Basic and diluted weighted average shares used in computing income per share:	35,231	27,557

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ENGlobal Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share amounts)

	March 26, 2022	December 25, 2021
ASSETS
Current Assets:
Cash	$17,698	$19,202
Trade receivables, net of allowances of $1,673 and $1,673	6,688	7,692
Prepaid expenses and other current assets	619	958
Payroll taxes receivable	2,003	3,065
Contract assets	3,161	4,177
Total Current Assets	30,169	35,094
Property and equipment, net	1,571	1,698
Goodwill	720	720
Other assets
Right of use asset	4,290	4,251
Deposits and other assets	292	306
Total Other Assets	4,582	4,557
Total Assets	$37,042	$42,069

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,574	$2,001
Accrued compensation and benefits	1,700	2,183
Current portion of leases	1,413	1,389
Contract liabilities	1,631	2,054
Current portion of deferred payroll tax	537	537
Other current liabilities	533	667
Total Current Liabilities	7,388	8,831

Long-term debt	1,136	1,035
Long-term leases	3,943	4,012
Total Liabilities	12,467	13,878
Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock - $0.001 par value; 75,000,000 shares authorized; 35,230,675 shares issued and outstanding at March 26, 2022 and at December 25, 2021	35	35
Additional paid-in capital	57,407	57,403
Accumulated deficit	(32,867)	(29,247)
Total Stockholders’ Equity	24,575	28,191
Total Liabilities and Stockholders’ Equity	$37,042	$42,069

4

ENGlobal Corporation

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Three Months Ended
	March 26, 2022	March 27, 2021
Cash Flows from Operating Activities:
Net income (loss)	$(3,620)	$46
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	201	82
Share-based compensation expense	56	45
Changes in current assets and liabilities:
Trade accounts receivable	1,004	(1,322)
Contract assets	1,016	2,768
Other current assets	1,415	(1,307)
Accounts payable	(427)	13
Accrued compensation and benefits	(483)	(876)
Contract liabilities	(423)	976
Income taxes payable	77	19
Other current liabilities, net	(211)	(167)
Net cash provided by (used in) operating activities	$(1,395)	$277

Cash Flows from Investing Activities:
Property and equipment acquired	(23)	(57)
Net cash used in investing activities	$(23)	$(57)

Cash Flows from Financing Activities:
At-the-market offering costs	(52)	—
Payments on finance leases	(134)	(36)
Interest on PPP loan	—	12
Proceeds from revolving credit facility, net	100	25
Net cash provided by (used in) financing activities	$(86)	$1
Net change in cash	(1,504)	221
Cash at beginning of period	19,202	13,706
Cash at end of period	$17,698	$13,927

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$51	$58
Right of use assets obtained in exchange for new operating lease liability	$354	$256
Cash paid during the period for income taxes (net of refunds)	$—	$1

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Conference Call

Management will host a conference call today at 9:00 am Eastern time to discuss the company's first quarter 2022 financial results and outlook for the remainder of the year.

To participate in the conference call, please dial in five to ten minutes before the call:

(Toll Free) 888-506-0062 domestically, or 973-528-0011 internationally.

Entry code: 842446

The conference call will also be broadcast live over the Internet and can be accessed at: https://www.webcaster4.com/Webcast/Page/2272/45437

The teleconference replay will be available shortly after the completion of the live event through 9:00 am Eastern time on May 12, 2022. You may access the replay by dialing (Toll Free) 877-481-4010 domestically, or 919-882-2331 internationally, and referencing conference ID 45437.

You may also access the replay by visiting the company's web site:

https://www.englobal.com/investors/events-and-presentations/

For additional information on ENG's first quarter 2022 financial results, please refer to its Quarterly Report on Form 10-Q to be filed with the SEC later today and included on the company's website at www.englobal.com, or on the SEC's website at www.sec.gov.

About ENG

ENG (NASDAQ:ENG) is a leading provider of complete project solutions for renewable and traditional energy throughout the United States and internationally. ENG operates through two business segments: Commercial and Government Services. The Commercial segment provides engineering, design, fabrication, construction and integration of automated control systems as a complete packaged solution for its clients. The Government Services segment provides engineering, design, installation, operations, and maintenance of various government, public sector, and international facilities, specializing in turnkey automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.englobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations, its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties. For a discussion of risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ENG's filings with the Securities and Exchange Commission, including the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

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CONTACT:

Market Makers - Investor Relations

Jimmy Caplan

512-329-9505

Email: jimmycaplan@me.com

Market Makers - Media Relations

Rick Eisenberg

212-496-6828

Email: eiscom@msn.com

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